Exhibit 99.1

Civitas Solutions Reports Fiscal 2016 Fourth Quarter and Full Year Financial Results

BOSTON, MA, December 14, 2016 - Civitas Solutions, Inc. (NYSE: CIVI) today reported financial results for the fiscal fourth quarter and full year ended September 30, 2016.

Fourth Quarter and Full Year Fiscal 2016 Highlights

•	Fourth quarter net revenue increased 3.1% to $362.2 million; excluding at-risk youth ("ARY") divested operations, fourth quarter net revenue increased by 6.3%

•	Fourth quarter net income was $2.7 million, compared to net income of $4.3 million in the fourth quarter of fiscal 2015

•	Fourth quarter Adjusted EBITDA increased 12.5% to $42.6 million

•	Fiscal 2016 net revenue increased 3.0% to $1,407.6 million; excluding at-risk youth ("ARY") divested operations, net revenue increased by 6.7%

•	Fiscal 2016 net income was $9.2 million, compared to $3.1 million in fiscal 2015

•	Fiscal 2016 Adjusted EBITDA increased 4.1% to $160.8 million

•	Two acquisitions were completed during the fourth quarter, bringing the fiscal 2016 total to twelve acquisitions with total annual revenues of $48.6 million

“I am pleased to report a strong finish to the fiscal year, with solid growth in net revenues, excluding the ARY divested operations, and a 12.5% increase in adjusted EBITDA in the fiscal fourth quarter,”  stated Bruce Nardella, president and chief executive officer.  “While growth in fiscal year 2016 was affected by the redesign of the West Virginia Waiver program and higher health care costs, as previously disclosed, we increased our level of investment in new start initiatives by nearly 30%, acquired 12 companies with total annual revenues of more than $48 million, and expanded our new adult day health service line into a second state growing its revenue by nearly 80%."

“Looking forward, we are well positioned to execute our long term growth strategy and fulfill our mission,” Nardella added. “We have developed a robust acquisition pipeline, and expect fiscal 2017 to be another strong year of new start investment. In addition, given the headwinds we face in the coming year, we are also focused on accelerating efforts to identify and implement cost efficiencies.  This effort is expected to produce savings of approximately $2 million in fiscal year 2017, and by the end of fiscal year 2018 we anticipate annual cost savings of more than $4 million.”

Fourth Quarter Fiscal 2016 Financial Results

Net revenue for the fourth quarter was $362.2 million, an increase of $11.0 million, or 3.1%, over net revenue for the same period of the prior year. The growth in net revenue was negatively impacted by the divestiture of our ARY operations in six states during fiscal 2015 and the first half of fiscal 2016, which resulted in a decrease in net revenue of $10.5 million as compared to the prior year period. Excluding these operations, net revenue increased by $21.6 million or 6.3%, of which $11.8 million was from acquisitions that closed during and after the quarter ended September 30, 2015, and $9.7 million was from organic growth.

Net revenue consisted of:

•
Human Services net revenue of $286.7 million (79.1% of total net revenue), an increase of 1.3% compared to the fourth quarter of fiscal 2015; excluding ARY divested operations, Human Services net revenue increased by 5.2%; and

•	Post-Acute Specialty Rehabilitation Services net revenue of $75.5 million (20.9% of total net revenue), an increase of 10.7% compared to the fourth quarter of fiscal 2015.

Income from operations for the fourth quarter was $11.3 million, or 3.1% of net revenue, compared to $16.6 million, or 4.7% of net revenue, for the fourth quarter of the prior year. The decrease in our operating margin during the fourth quarter was primarily due to a $10.3 million goodwill impairment charge related to our Adult Day Health ("ADH") business. The impairment was driven by higher than anticipated operating costs in a recent acquisition that have negatively affected the business's projected operating margins. In addition to this charge, our operating margin was negatively affected by increases in occupancy costs primarily due to higher open occupancy rates in certain programs, direct wages due to higher amounts of overtime in some markets and health insurance expense due to higher enrollment and utilization in our employee benefit plans compared to the fourth quarter of the prior year. The impact of these items was partially offset by margin improvements resulting from a decrease in net sales adjustments due to positive contract amendments and process improvements, leveraging of general and administrative expenses and contributions from acquisitions.

Net income for the fourth quarter was $2.7 million compared to net income of $4.3 million for the same period of the prior year. Net income was negatively affected by the decrease in our income from operations described above.

Basic and diluted net income per common share from continuing operations was $0.07 for the fiscal fourth quarter ended September 30, 2016, compared to basic and diluted net income per common share from continuing operations of $0.12 and $0.11, respectively, for the same period of the prior year.

Adjusted EBITDA for the fourth quarter was $42.6 million, or 11.8% of net revenue, compared to Adjusted EBITDA of $37.9 million, or 10.8% of net revenue, for the fourth quarter ended September 30, 2015. The increase in our Adjusted EBITDA margin was primarily due to a decrease in net sales adjustments resulting from positive contract amendments and process improvements, leveraging of general and administrative expenses and contributions from acquisitions. The improvement in our EBITDA margin was partially offset by the increases in occupancy costs, direct wages, and health insurance expense described above.

Full Year Fiscal 2016 Financial Results

Net revenue for the year ended September 30, 2016 was $1,407.6 million, an increase of $40.6 million, or 3.0%, over net revenue for the prior year. The growth in net revenue was negatively impacted by the divestiture of our ARY operations in six states during fiscal 2015 and the first half of fiscal 2016, which resulted in a decrease in net revenue of $46.9 million as compared to fiscal 2015. Excluding these operations, net revenue increased by $87.5 million or 6.7%, of which $42.3 million was from acquisitions that closed during and after the year ended September 30, 2015, and $45.2 million was from organic growth.

Net revenue consisted of:

•
Human Services net revenue of $1,118.5 million (79.5% of total net revenue), an increase of 1.4% compared to the year ended September 30, 2015; excluding ARY divested operations, Human Services net revenue increased by 5.9%; and

•	Post-Acute Specialty Rehabilitation Services net revenue of $289.1 million (20.5% of total net revenue), an increase of 9.5% compared to the year ended September 30, 2015.

Income from operations for the year ended September 30, 2016 was $57.7 million, or 4.1% of net revenue, compared to $62.6 million, or 4.6% of net revenue, for fiscal 2015. The decrease in our operating margin during the year ended September 30, 2016 was primarily due to a $10.5 million stock-based compensation charge related to our former equity plan and the $10.3 million goodwill impairment charge described above. In addition to these charges, our operating margin during fiscal 2016 was negatively affected by increases in direct wages from higher amounts of overtime in some markets, occupancy costs primarily due to higher open occupancy rates in certain programs, and health insurance expense due to higher enrollment and utilization in our employee benefit plans compared to the prior year. The impact of these items was partially offset by margin improvements from divesting lower margin ARY operations, a decrease in net sales adjustments due to positive contract amendments and process improvements and a decrease in amortization expense due to intangible impairment charges of $10.4 million related to the ARY divestitures that were recorded during fiscal 2015.

Net income for the year ended September 30, 2016 was $9.2 million compared to $3.1 million in the prior year. In addition to the items discussed above, net income for fiscal 2016 was positively impacted by lower interest expense and debt extinguishment costs as compared to the prior year resulting from the redemption of senior notes in fiscal 2015. This benefit was partially offset by the tax impact associated with the stock-based compensation charge discussed above. This expense was not deductible for tax purposes.

Basic and diluted net income per common share from continuing operations was $0.25 for the year ended September 30, 2016, compared to a $0.11 for the year ended September 30, 2015.

Adjusted EBITDA for the year ended September 30, 2016 was $160.8 million, or 11.4% of net revenue compared to Adjusted EBITDA of $154.5 million, or 11.3% of net revenue, for the year ended September 30, 2015. The increase in our Adjusted EBITDA margin was primarily due to the positive impact of divesting lower margin ARY operations and a decrease in net sales adjustments resulting from positive contract amendments and process improvements. The improvement in our EBITDA margin was partially offset by the increases in direct wages, occupancy costs and health insurance expense described above.

Fiscal 2017 Outlook and Guidance

For fiscal year 2017, we expect net revenue to be between $1.48 billion and $1.52 billion and Adjusted EBITDA to be between $162 million and $166 million. This guidance takes into account approximately $2.7 million of costs associated with the implementation during the fiscal second quarter of some of the changes that were part of our plan to comply with the Department of Labor’s overtime rule that was to be effective December 1, 2016, prior to a nationwide preliminary injunction issued on November 22, 2016 by the U.S. Federal District Court for the Eastern District of Texas. The potential annual costs of implementing our complete plan were previously estimated to be in the range of $7.0 to $9.0 million annually. We have not factored into this guidance any additional labor costs, beyond the approximately $2.7 million noted above, that we could incur if the overtime rule is implemented in full during FY17.

A reconciliation of the low-end and high-end of the Adjusted EBITDA guidance to net income is as follows:

	Fiscal Year Ending September 30, 2016
(In millions)	Low-end	High-end
Net income	$28.6	$31.0
Provision for income taxes	17.7	19.3
Interest expense, net	32.7	32.7
Depreciation and amortization	73.0	73.0
Stock-based compensation	10.0	10.0
Adjusted EBITDA	$162.0	$166.0
Modeling guidelines for the current fiscal year are as follows:

Average basic and diluted shares outstanding for the year: 38 million
Capital expenditures: 3.3% of net revenue

Net income as presented in the reconciliation of Adjusted EBITDA guidance to net income may be further impacted by potential future non-operating charges that would impact net income without affecting Adjusted EBITDA.

Conference Call
This afternoon, Wednesday, December 14, 2016, Civitas Solutions management will host a conference call at 5:00 pm (Eastern Time) to discuss the fiscal 2016 fourth quarter and full year operating results.

Conference Call Dial-in #:
Domestic U.S. Toll Free:        877-255-4315
International:            412-317-5467

Replay Details (available 1 hour after conclusion of the conference call through 12/21/16):
Domestic U.S. Toll Free:         877-344-7529
International:             412-317-0088
Canada Toll Free:        855-669-9658
Replay Access Code:         10097671

A live webcast of the conference call will be available via the investor relations section of the company’s website: www.civitas-solutions.com. Following the call, an archived replay of the webcast will be available on this website through March 14, 2017.

Non-GAAP Financial Information

This earnings release includes a discussion of Adjusted EBITDA, net revenue excluding ARY divested operations, and net debt, which are non-GAAP financial measures. Adjusted EBITDA is presented because it is an important measure used by management to assess financial performance, and management believes it provides a more transparent view of the Company’s underlying operating performance and operating trends. In addition, the Company believes this measurement is important because securities analysts, investors and lenders use this measurement to compare the Company’s performance to other companies in our industry. Net revenue excluding ARY divested operations is presented to enhance investors’ understanding of the financial performance and operating trends of the continuing operations. Net debt is presented because it is useful for lenders, securities analysts, and investors in determining the Company's net debt leverage ratio.

The non-GAAP financial measures are not determined in accordance with GAAP and should not be considered in isolation or as alternatives to net income, revenues or total debt or other financial statement data presented as indicators of financial performance or liquidity, each as presented in accordance with GAAP. Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. While we and other companies in our industry frequently use Adjusted EBITDA as a measure of operating performance and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation. All non-GAAP financial measures should be reviewed in conjunction with the Company’s financial statements filed with the SEC.

For a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure, please see “Reconciliation of non-GAAP Financial Measures” on pages 8-9 of this press release.

Forward-Looking Statements

This press release contains statements about future events and expectations that constitute forward-looking statements, including our guidance, outlook and statements about our expectations for future financial performance. Forward-looking statements are based on our beliefs, assumptions and expectations of industry trends, our future financial and operating performance and our growth, taking into account the information currently available to us. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements and you should not place undue reliance on such statements. Factors that could contribute to these differences include, but are not limited to: reductions or changes in Medicaid or other funding; changes in budgetary priorities by federal, state and local governments; substantial claims, litigation and governmental proceedings; reductions in reimbursement rates or changes in policies or payment practices by the Company’s payors; increases in labor costs; matters involving employees that may expose the Company to potential liability; the Company’s substantial amount of debt; the Company’s ability to comply with billing and collection rules and regulations; changes in economic conditions; increases in insurance costs; increases in workers compensation-related liability; the Company’s ability to maintain relationships with government agencies and advocacy groups; negative publicity; the Company’s ability to maintain existing service contracts and licenses; the Company’s ability to implement its growth strategies successfully; the Company’s financial performance; and other factors described in “Risk Factors” in Civitas’ Form 10-K. Words such as “anticipates”, “believes”, “continues”, "positions", “estimates”, “expects”, “goal”, "aspiration", “objectives”, “intends”, “may”, “hope”, “opportunity”, “plans”, “potential”, “near-term”, “long-term”, “projections”, “assumptions”, “projects”, “guidance”, “forecasts”, “outlook”, “target”, “trends”, “should”, “could”, “would”, “will” and similar expressions are intended to identify such forward-looking statements. We qualify any forward-looking statements entirely by these cautionary factors. We assume no obligation to update or revise any forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Select Financial Highlights
($ in thousands, except share and per share data)
(unaudited)
	Three Months Ended		Year Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net revenue	$362,194	$351,182	$1,407,587	$1,366,946
Cost of revenue	280,796	273,340	1,092,181	1,059,364
Operating expenses:
General and administrative expenses	52,035	43,387	184,649	162,839
Depreciation and amortization	18,109	17,894	73,061	82,172
Total operating expenses	70,144	61,281	257,710	245,011
Income from operations	11,254	16,561	57,696	62,571
Other income (expense):
Management fee of related party	—	190	—	28
Other income (expense), net	190	(992)	(908)	(1,325)
Extinguishment of debt	—	—	—	(17,058)
Interest expense	(8,511)	(8,587)	(34,041)	(37,455)
Income from continuing operations before income taxes	2,933	7,172	22,747	6,761
Provision for income taxes	258	2,874	13,290	2,689
Income from continuing operations	2,675	4,298	9,457	4,072
Loss from discontinued operations, net of tax	(15)	(34)	(270)	(1,000)
Net income	$2,660	$4,264	$9,187	$3,072
Income (loss) per common share, basic
Income from continuing operations	$0.07	$0.12	$0.25	$0.11
Loss from discontinued operations	—	—	—	(0.03)
Net income	$0.07	$0.12	$0.25	$0.08
Income (loss) per common share, diluted
Income from continuing operations	$0.07	$0.11	$0.25	$0.11
Loss from discontinued operations	—	—	—	(0.03)
Net income	$0.07	$0.11	$0.25	$0.08
Weighted average number of common shares outstanding, basic	37,145,034	36,989,663	37,112,794	36,959,997
Weighted average number of common shares outstanding, diluted	37,307,979	37,212,475	37,262,915	37,088,632

Selected Balance Sheet and Cash Flow Highlights
($ in thousands)
(unaudited)

	As of
	September 30, 2016	September 30, 2015
Cash and cash equivalents	$50,683	$41,690
Working capital (a)	$77,354	$60,150
Total assets	$1,092,048	$1,063,184
Total debt (b)	$644,591	$651,643
Net debt (c)	$543,908	$559,953
Stockholders' equity	$145,590	$121,275

	Year Ended September 30,
	2016	2015
Cash flows provided by (used in):
Operating activities	$107,122	$90,478
Investing activities	$(87,426)	$(79,004)
Financing activities (d)	$(10,703)	$(165,931)
Purchases of property and equipment	$(43,356)	$(42,793)
Acquisition of businesses, net of cash acquired	$(45,196)	$(38,738)

(a)	Calculated as current assets minus current liabilities.

(b)	Includes obligations under capital leases.

(c)
Represents net debt as defined in our senior credit agreement (total debt, net of cash and cash equivalents and restricted cash). See Reconciliation of non-GAAP Financial Measures for a reconciliation of total debt to net debt.

(d)
A portion of the IPO proceeds of $182.2 million that we received in fiscal 2014 was used to retire $162.0 million of senior unsecured notes on October 17, 2014 and pay the related redemption premium and fees.

Reconciliation of Non-GAAP Financial Measures
($ in thousands)
(unaudited)
	Three Months Ended September 30,		Year Ended September 30,

	2016	2015	2016	2015
Net income	$2,660	$4,264	$9,187	$3,072
Loss from discontinued operations, net of tax	15	34	270	1,000
Provision for income taxes	258	2,874	13,290	2,689
Interest expense, net	8,511	8,825	33,811	37,943
Depreciation and amortization	18,109	17,894	73,061	82,172
Adjustments:
Management fee of related party (a)	—	(190)	—	(28)
Stock-based compensation (b)	1,872	1,477	17,072	5,238
Extinguishment of debt and related costs (c)	—	—	—	17,259
Long-term compensation plan payment (d)	—	—	—	2,470
Exit costs(e)	—	—	2,005	—
Contingent consideration adjustment (f)	961	—	616	—
Sale of business(g)	—	—	1,250	—
Goodwill impairment(h)	10,251	—	10,251	—
Secondary offering costs(i)	—	1,023	—	1,023
Retirement compensation(j)	—	1,688	—	1,688
Adjusted EBITDA	$42,637	$37,889	$160,813	$154,526

(a)	Represents adjustments to reimbursable expenses under our management agreement with our private equity sponsor that were incurred prior to the termination of this agreement in September 2014.

(b)
Represents non-cash stock-based compensation expense. For the year ended September 30, 2016, stock-based compensation includes $10.5 million of expense related to certain awards under our former equity compensation plan that vested in connection with our secondary offering and the distribution of our shares held by NMH Investment, LLC in October 2015. The vesting of these awards impacted the allocation of the shares of Civitas that were distributed from NMH Investment, LLC to our private equity sponsor and management and not the number of shares outstanding.

(c)
Represents the costs associated with the redemption of $162.0 million and $50.0 million of senior notes in October 2014 and March 2015, respectively, and the write-off of the associated deferred financings costs and original issue discount.

(d)	Represents payments associated with the termination of an equity-like plan for employees of the CareMeridian business unit made in connection with our initial public offering ("IPO").

(e)	Represents expenses of $0.5 million for severance and $1.5 million for lease terminations associated with our ARY divestitures.

(f)	Represents the fair value adjustment associated with acquisition related contingent consideration liabilities.

(g)	Represents the loss recorded on the sale of our ARY North Carolina business.

(h)	Represents the non-cash goodwill impairment charge related to the ADH reporting unit.

(i)	Represents professional service fees and other costs incurred in connection with the Company's secondary offering that was completed in October 2015.

(j)	Represents expense for the contractual retirement benefits to the Company's former Executive Chair that are payable over a 24-month period which began on the retirement date of December 31, 2015.

Reconciliation of Non-GAAP Financial Measures (continued)
($ in thousands)
(unaudited)
Reconciliations of net revenue to net revenue excluding ARY divested operations, during the three and twelve months ended September 30, 2016 and 2015 are as follows:

	Three Months Ended September 30,

	2016	2015	$ Change	% Change
Net revenue	$362,194	$351,182	$11,012	3.1%
Less ARY divested operations net revenue	140	10,679	(10,539)
Net revenue excluding ARY divested operations	$362,054	$340,503	$21,551	6.3%

	Three Months Ended September 30,

	2016	2015	$ Change	% Change
Human Services net revenue	$286,650	$282,915	$3,735	1.3%
Less ARY divested operations net revenue	140	10,679	(10,539)
Human Services net revenue excluding ARY divested operations	$286,510	$272,236	$14,274	5.2%

	Year Ended September 30,

	2016	2015	$ Change	% Change
Net revenue	$1,407,587	$1,366,946	$40,641	3.0%
Less ARY divested operations net revenue	7,062	53,941	(46,879)
Net revenue excluding ARY divested operations	$1,400,525	$1,313,005	$87,520	6.7%

	Year Ended September 30,

	2016	2015	$ Change	% Change
Human Services net revenue	$1,118,494	$1,103,026	$15,468	1.4%
Less ARY divested operations net revenue	7,062	53,941	(46,879)
Human Services net revenue excluding ARY divested operations	$1,111,432	$1,049,085	$62,347	5.9%

A reconciliation of total debt to net debt is as follows:

	As of
	September 30, 2016	September 30, 2015
Total debt	$644,591	$651,643
Cash and cash equivalents	(50,683)	(41,690)
Restricted cash	(50,000)	(50,000)
Net debt	$543,908	$559,953

About Civitas

Civitas Solutions, Inc. is the leading national provider of home- and community-based health and human services to must-serve individuals with intellectual, developmental, physical or behavioral disabilities and other special needs. Since our founding in 1980, we have evolved from a single residential program to a diversified national network offering an array of quality services in 35 states.

Contact

Civitas Solutions, Inc.
Dwight Robson, 617-790-4800
Chief Public Strategy and Marketing Officer
dwight.robson@civitas-solutions.com